Exhibit 5.1

John T. McKenna

T: +1 650 843 5059

jmckenna@cooley.com

May 11, 2015

Calithera Biosciences, Inc.

343 Oyster Point Blvd. Suite 200

South San Francisco, California 94080

Ladies and Gentlemen:

You have requested our opinion as your counsel with respect to certain matters in connection with the filing by Calithera Biosciences, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 897,168 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 717,735 shares of Common Stock (the “2014 Shares”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and (b) 179,433 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP” and together with the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that such assumption is not made with respect to the due execution and delivery of documents by the Company).

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2014 Shares and the 2014 ESPP Shares, when sold and issued in accordance with the 2014 Plan and the 2014 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Calithera Biosciences, Inc

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM